Exhibit 99.1

NAPCO Announces Results for First Quarter Ended September 30, 2015

-Record First Quarter Revenue of $18.1 Million-
-Q1 Alarm Division Recurring Revenues Grow 38%-
-Management to Host Conference Call Today at 11 a.m.-

AMITYVILLE, N.Y., Nov. 9, 2015 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NSSC), one of the world's leading solutions providers and manufacturers of high-technology electronic intrusion security (including recurring, service fee revenue), connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its first fiscal quarter ended September 30, 2015.

Highlights:

•	Net sales were a first quarter record at $18.1 million, up 5% from the same quarter last year.

•	Sales of the Company's door-locking products increased 8% in the first quarter as compared to the same quarter a year ago.

•	Alarm Division recurring revenue for the first quarter increased 38% and grew sequentially by 10%.

•	Net Income for the quarter increased by 98% to $315,000 as compared to $159,000 last year.

•	Earnings per share (diluted) for the first quarter was $0.02 as compared to $0.01 for the same quarter last year.

•	Debt, net of cash, has been reduced by $29.4 million from $35.9 million to $6.5 million since acquiring Marks in August of 2008.

Richard Soloway, Chairman and President stated, "NAPCO generated record revenue and almost doubled net income in a quarter that was highlighted by the strong growth of our locking solutions and our continued expansion into the recurring revenue-driven alarm communicator market. In door locking, we are benefitting from the construction boom in multi-family housing, particularly luxury apartment buildings, which are driving demand for super-premium architectural hardware.

"We also continue to see strong interest for our products designed for campus security. Our innovative Alarm Lock, Marks and Continental Access Control products, many of which were specifically designed by our Company for school applications, increasingly fit the needs of both K-12 and college/university educational institutions. NAPCO has the ability to play a significant role in protecting schools against active shooter events, which unfortunately have become too commonplace, with our innovative locking and access control solutions. Our school vertical specific Project LocDown, which incorporates our School Access-control Vulnerability Index (S.A.V.I.) and audit system, takes a holistic and active approach in training security dealers and end-user school officials on how to significantly reduce mass shooting incidents."

Mr. Soloway added, "In the first quarter, we introduced our latest recurring revenue product, the StarLink commercial intrusion and fire alarm communicator. The newest addition to the family of StarLink™ 3G/4G and Verizon CDMA alarm communicators helped drive growth of 38% year-over-year for our subscription-based, recurring revenue services. Demand for these products remains high as alarm dealers continue to use our radios to replace both older 2G communicators that have been rendered obsolete as service providers convert to newer technology and as a means to communicate alarm signals where a traditional phone line is no longer available. This recent launch of StarLink expands the Company's footprint nicely and well-positions NAPCO to take advantage of the lucrative commercial alarm communication business, which comprises approximately 50% of the alarm market."

"Looking ahead, we are excited about NAPCO's trajectory as we progress through fiscal year 2016. We are continuing to see strong interest across our product lineup as well as recognizing the benefits of our investments in higher-margin recurring revenue products and services. Overall, we are well-positioned to continue creating value for shareholders through improving gross margins and great earnings power," Mr. Soloway concluded.

Financial Results

Net Sales for the three months ended September 30, 2015 increased 5% to a record $18.1 million, as compared to $17.3 million for the same period one year ago. Selling, general and administrative expenses for the quarter were $5.3 million, or 29.3% of sales, as compared to $5.0 million, or 28.9% of sales, for the same period in 2014. The increase was due primarily to additional sales staff and advertising expenditures to support ongoing product introductions.

Operating income for the three months ended September 30, 2015 increased 32% to $324,000 as compared to $246,000 for the same quarter a year ago. Adjusted EBITDA* for the three months ended September 30, 2015 decreased 5% to $700,000 or $0.04 per diluted share as compared to $736,000 or $0.04 per diluted share for the same quarter last year. (*see table attached).

Net income for the three months ended September 30, 2015 increased 98%, to $315,000 or $0.02 per share as compared to $159,000 or $0.01 per share for the same quarter last year.

Balance Sheet Summary

At September 30, 2015, the Company had $2.8 million in cash and cash equivalents an increase of $0.5 million compared to $2.3 million at June 30, 2015. NAPCO had working capital of $34.2 million as compared with working capital of $35.6 million at June 30, 2015. Current ratio was 4.8:1 at September 30, 2015 and at June 30, 2015. Debt, net of cash, was $6.5 million at September 30, 2015 and $8.4 at June 30, 2015.

NAPCO Security Technologies, Inc. Annual Meeting of Stockholders

NAPCO Security Technologies, Inc. annual meeting is set for December 9, 2015, for shareholders of record as of November 5, 2015.

Conference Call Information

Management will conduct a conference call at 11 a.m. today, November 9, 2015. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on November 9, 2015 and ending on November 16, 2015 at 11:59 p.m. ET. For the replay, please dial 1-877-870-5176 domestically, or 1-858-384-5517 for international callers, and use the replay access code 13624340. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/index.php?id=116048.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2015	June 30, 2015
	(unaudited)	(audited)
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$2,806	$2,346
Accounts receivable, net of reserves and allowances	15,269	17,994
Inventories	23,168	22,757
Prepaid expenses and other current assets	957	1,046
Income tax receivable	24	--
Deferred income taxes	900	880
Total Current Assets	43,124	45,023

Inventories - non-current	4,612	4,113
Deferred income taxes	625	634
Property, plant and equipment, net	6,162	6,234
Intangible assets, net	8,749	8,886
Other assets	144	147
TOTAL ASSETS	$63,416	$65,037
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$1,600	$1,600
Accounts payable	3,468	3,954
Accrued expenses	1,528	1,624
Accrued salaries and wages	2,363	2,250
Accrued income taxes	--	5
Total Current Liabilities	8,959	9,433
Long-term debt, net of current maturities	7,700	9,100
Total Liabilities	16,659	18,533

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,049,243 and 21,049,243 shares issued; and 18,949,936 and 18,966,028 shares outstanding, respectively	210	210
Additional paid-in capital	16,165	16,133
Retained earnings	40,714	40,399
	56,089	56,742
Less: Treasury Stock, at cost (2,099,307 and 2,083,215 shares, respectively)	(10,332)	(10,238)
TOTAL STOCKHOLDERS' EQUITY	46,757	46,504
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$63,416	$65,037

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
	Three months ended September 30,
	2015	2014
	(In thousands, except share and per share data)

Net sales	$18,149	$17,336
Cost of sales	12,512	12,081

Gross Profit	5,637	5,255
Selling, general, and administrative expenses	5,313	5,009

Operating Income	324	246
Other expense:
Interest expense, net	49	55
Other, net	4	(5)
Income before (Benefit) Provision for Income Taxes	271	196
(Benefit) Provision for Income Taxes	(44)	37

Net Income	$315	$159
Net Income per share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted average number of shares outstanding:
Basic	18,965,000	19,412,000
Diluted	18,986,000	19,412,000

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands)

	Three months ended September 30,
	2015	2014
Net income (GAAP)	$315	$159
Add back (Benefit) Provision for Income Taxes	(44)	37
Add back interest and other expense	53	124

Operating Income (GAAP)	324	320
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	137	196
Add back stock-based compensation expense	32	1

Adjusted non-GAAP operating income	493	517
Add back depreciation and other amortization	207	219
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$700	$736

Adjusted EBITDA* per Diluted Share	$0.04	$0.04
Weighted average number of Diluted Shares outstanding	18,986,000	19,412,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:
Investor Relations
KCSA Strategic Communications
Todd Fromer / Phil Carlson
212-896-1215 / 1233
napco@kcsa.com